SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, DC 20549

                                       SCHEDULE 13G
                                      (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                                   PURSUANT TO 13d-2(b)
                              (Amendment No. 2)(1)

                                  STORAGENETWORKS, INC.
--------------------------------------------------------------------------------
                                     (Name of Issuer)

                               COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                              (Title of Class of Securities)

                                       86211E 10 3
--------------------------------------------------------------------------------
                                      (CUSIP Number)

Check the appropriate box to designate the one pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)

[ ]   Rule 13d-1(c)

[X]   Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
 CUSIP NO. 86211E 10 3                13G                     Page 2 of 9 Pages
--------------------------------------------------------------------------------
    NAME OF REPORTING PERSON
    S.S. or I.R.S. Identification No. Of Above Person

    Harold R. Dixon

--------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]

                                                          (b) [ ]

--------------------------------------------------------------------------------
    SEC USE ONLY

--------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
    United States

--------------------------------------------------------------------------------
    NUMBER OF      5   SOLE VOTING POWER
      SHARES           -7,500-
   BENEFICIALLY
     OWNED BY     --------------------------------------------------------------
       EACH        6   SHARED VOTING POWER
    REPORTING          -0-
      PERSON
       WITH       --------------------------------------------------------------
                   7   SOLE DISPOSITIVE POWER
                       -7,500-

                  --------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                       -0-

--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -7,743,454-

-----------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.1%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
 CUSIP NO. 86211E 10 3                13G                     Page 3 of 9 Pages
--------------------------------------------------------------------------------

Item 1 (a). Name of Issuer:

     StorageNetworks, Inc.
     ---------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

     100 Fifth Avenue, Waltham, MA 02451
     ---------------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

     Harold R. Dixon
     ---------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office or, if none, Residence:

     c/o Bollard Group, 1 Joy Street, Boston, MA 02108
     ---------------------------------------------------------------------------

Item 2(c).  Citizenship:

     United States
     ---------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

     Common Stock, $.01 par value
     ---------------------------------------------------------------------------

Item 2(e).  CUSIP Number:

     86211E 10 3
     ---------------------------------------------------------------------------

Item 3. If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

  (a)  [ ] Broker or dealer registered under Section 15 of the Exchange Act,

  (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act,

  (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act,

  (d) [ ] Investment company registered under Section 8 of the Investment Company Act,

  (e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E),

  (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F),

  (g) [ ] A parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G),

  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

  (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

--------------------------------------------------------------------------------
 CUSIP NO. 86211E 10 3                13G                     Page 4 of 9 Pages
--------------------------------------------------------------------------------

Item 4.  Ownership.


  (a)    Amount beneficially owned:

         -7,743,454-
         -----------------------------------------------------------------------

  (b)    Percent of class:

         8.1%
         -----------------------------------------------------------------------

  (c)    Number of shares as to which such person has:

      (i)   sole power to vote or to direct the vote  -7,500-
                                                      --------------------------
      (ii)  shared power to vote or to direct the vote  -0-
                                                        ------------------------
      (iii) sole power to dispose or to direct the disposition of  -7,500-
                                                                   -------------
      (iv)  shared power to dispose or to direct the disposition of  -0-
                                                                     -----------
Item 5.     Ownership of Five Percent or Less of a Class.

            No
            --------------------------------------------------------------------

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            n/a
            --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            n/a
             -------------------------------------------------------------------

Item 8.     Identification and Classification of Members of the Group.

            n/a
            --------------------------------------------------------------------

Item 9.      Notice of Dissolution of Group.

             n/a
            --------------------------------------------------------------------

Item 10.    Certifications.

            n/a
            --------------------------------------------------------------------

--------------------------------------------------------------------------------
 CUSIP NO. 86211E 10 3                13G                     Page 5 of 9 Pages
--------------------------------------------------------------------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 9, 2001
                                      ------------------------------------------
                                                         Date


                                                 /s/ Harold R. Dixon
                                      ------------------------------------------
                                                      Signature


                                                   Harold R. Dixon
                                      ------------------------------------------
                                                     Name/Title

--------------------------------------------------------------------------------
 CUSIP NO. 86211E 10 3                13G                     Page 6 of 9 Pages
--------------------------------------------------------------------------------

    NAME OF REPORTING PERSON
    S.S. or I.R.S. Identification No. Of Above Person

    Dixon Family Limited Partnership

--------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]

                                                          (b) [ ]

--------------------------------------------------------------------------------
    SEC USE ONLY

--------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware

--------------------------------------------------------------------------------
    NUMBER OF      5   SOLE VOTING POWER
      SHARES           -7,252,457-
   BENEFICIALLY
     OWNED BY     --------------------------------------------------------------
       EACH        6   SHARED VOTING POWER
    REPORTING          -0-
      PERSON
       WITH       --------------------------------------------------------------
                   7   SOLE DISPOSITIVE POWER
                       -7,252,457-

                  --------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                       -0-

--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -7,252,457-

-----------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     7.6%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
     PN
--------------------------------------------------------------------------------
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
 CUSIP NO. 86211E 10 3                13G                     Page 7 of 9 Pages
--------------------------------------------------------------------------------

Item 1 (a). Name of Issuer:

     StorageNetworks, Inc.
     ---------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

     100 Fifth Avenue, Waltham, MA 02451
     ---------------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

     Dixon Family Limited Partnership
     ---------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office or, if none, Residence:

     c/o Bollard Group, 1 Joy Street, Boston, MA 02108
     ---------------------------------------------------------------------------

Item 2(c).  Citizenship:

     Delaware
     ---------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

     Common Stock, $.01 par value
     ---------------------------------------------------------------------------

Item 2(e).  CUSIP Number:

     86211E 10 3
     ---------------------------------------------------------------------------

Item 3. If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
       (c), Check Whether the Person Filing is a:

  (a)  [ ] Broker or dealer registered under Section 15 of the Exchange Act,

  (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act,

  (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act,

  (d) [ ] Investment company registered under Section 8 of the Investment Company Act,

  (e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E),

  (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F),

  (g) [ ] A parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G),

  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

  (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

--------------------------------------------------------------------------------
 CUSIP NO. 86211E 10 3                13G                     Page 8 of 9 Pages
--------------------------------------------------------------------------------

Item 4.  Ownership.

  (a)  Amount beneficially owned:

       -7,252,457-
       -------------------------------------------------------------------------

  (c)  Percent of class:

       7.6%
       -------------------------------------------------------------------------

  (c)  Number of shares as to which such person has:

       (i)   sole power to vote or to direct the vote  -7,252,457-
                                                       -------------------------
       (ii)  shared power to vote or to direct the vote  -0-
                                                         -----------------------
       (iii) sole power to dispose or to direct the disposition of  -7,252,457-
                                                                    ------------
       (iv)  shared power to dispose or to direct the disposition of  -0-
                                                                      ----------

Item 5.      Ownership of Five Percent or Less of a Class.

             n/a
             -------------------------------------------------------------------

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             n/a
             -------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             n/a
             -------------------------------------------------------------------

Item 8.     Identification and Classification of Members of the Group.

            n/a
            --------------------------------------------------------------------

Item 9.     Notice of Dissolution of Group.

            n/a
            --------------------------------------------------------------------

Item 10.    Certifications.

            n/a
            --------------------------------------------------------------------

--------------------------------------------------------------------------------
 CUSIP NO. 86211E 10 3                13G                     Page 9 of 9 Pages
--------------------------------------------------------------------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 9, 2001
                                      ------------------------------------------
                                                        Date


                                                 /s/ Harold R. Dixon
                                      ------------------------------------------
                                                      Signature



                                            Harold R. Dixon/General Partner
                                      ------------------------------------------
                                                       Name/Title